Exhibit 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 26, 1998 appearing on page 53 of Niagara Mohawk Power Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 109 in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP


Syracuse, New York
April 6, 1998